Exhibit 10.1

Form of Performance-Based Deferred Stock Award

THE TJX COMPANIES, INC.

FORM OF PERFORMANCE-BASED DEFERRED STOCK AWARD

GRANTED UNDER STOCK INCENTIVE PLAN

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This certificate evidences an award (the “Award”) of performance-based deferred stock granted to the grantee named below (“Grantee”) under the Stock Incentive Plan (the “Plan”) of The TJX Companies, Inc. (the “Company”). The Award is subject to the terms and conditions of the Plan, as from time to time in effect, the provisions of which are incorporated by reference in this certificate. Terms defined in the Plan are used in this certificate as so defined.

1.	Grantee: [ ]

2.	Total Number of Shares of Performance Based Deferred Stock: [ ]

Number of Shares by Tranche: [ ]

3.	Date of Award: [ ]

4.	Performance and Service Vesting Criteria: Subject to the terms of this Award, including Sections 5, 6 and 7 below, this Award, to the extent not then vested and not previously forfeited, shall vest upon satisfaction of the performance criteria set forth in Section 4(a) (the “Performance Condition”) and the service criteria set forth in Section 4(b) (the “Service Condition”).

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5.	Change of Control. If a Change of Control occurs while the Award is outstanding, the provisions of this Section 5 shall apply to the Award, to the extent not then vested and not previously forfeited, notwithstanding any other provision of the Award to the contrary (but subject, for the avoidance of doubt, to Section 13 below):

(a) Immediately prior to consummation of the Change of Control, (i) the Performance Condition described in Section 4(a) above shall be deemed fully satisfied at the Award Target Level; (ii) all or a portion of the Award shall vest to the extent the Service Condition described in Section 4(b) above is satisfied on the Change of Control date; and (iii) if the Committee does not provide for a rollover award as described in Section 5(b) below or a “cash out” of the Award as described in Section 5(c) below, the Award shall automatically and immediately vest in full.

(b) The Committee in its discretion may, but shall not be required to, provide in connection with the Change of Control that, in lieu of the acceleration described in Section 5(a)(iii) above, any unsatisfied Service Condition described in Section 4(b) shall continue to apply (with such appropriate adjustments as the Committee may determine) from and after the Change of Control to such award or to any stock, cash or other property into which such award is converted or for which it is exchanged in connection with the Change of Control (any such award or other stock, cash or other property, a “rollover award”) on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction, having in mind the requirements for exemption under Section 409A of the Code and the regulations thereunder. Any rollover award shall provide for vesting of the award on a basis that is not less favorable than the following:

(i) The Award, to the extent not then vested and not previously forfeited, shall vest to the extent the Service Condition described in Section 4(b) is satisfied by the Grantee’s continuous employment by the Company (including in the term “Company” for this purpose any successor to the

Company in the Change of Control and any affiliates of the Company or such successor). The Award, to the extent not then vested and not previously forfeited, shall be forfeited at the time of termination of Grantee’s employment for any reason to the extent the Service Condition described in Section 4(b) is not then satisfied, subject to Section 5(b)(ii) below.

(ii) In the event Grantee’s employment is terminated as a result of a “qualifying event” occurring upon or within twenty-four months following the Change of Control, any portion of the rollover award not then vested and not previously forfeited on the date of such termination shall vest in full. For purposes of this Section 5(b)(ii), “qualifying event” shall mean an involuntary termination (other than for Cause) of Grantee’s employment with the Company and its Subsidiaries. For the avoidance of doubt, an involuntary termination (other than for Cause) shall include a termination by reason of death or Disability. If immediately prior to the Change of Control Grantee is party to an employment, severance or similar agreement with the Company or a Subsidiary, or is eligible to participate in a Company plan, in each case that has been approved by the Committee and that provides for severance or similar benefits upon a voluntary termination for “good reason” in connection with a change of control of the Company, a “qualifying event” for purposes of this Section 5(b)(ii) shall also include a voluntary termination for “good reason” as defined in the applicable agreement or plan.

(c) In lieu of the acceleration described in Section 5(a)(iii) or the provision for a rollover award described in Section 5(b), the Committee in its discretion may, but shall not be required to, provide for a “cash out” of the Award. For purposes of this Section 5(c), a “cash out” shall mean a payment in cash or property in exchange for the Award in an amount equal to the aggregate fair market value as determined by the Committee of the deferred shares of Stock subject to the Award, subject in the case of any “cash out” to such hold-backs or other transaction-related adjustments, and on such other terms and conditions, as the Committee may determine having in mind the requirements for exemption under Section 409A of the Code and the regulations thereunder.

All references to the Committee in this Section 5 shall be construed to refer to the Committee as constituted and acting prior to consummation of the Change of Control. For the avoidance of doubt, no Committee action permitted by this Section 5 will be treated as an action requiring the Grantee’s consent under Section 10 of the Plan.

6.	Termination of Employment: [ ]

7.	Additional Forfeiture Conditions: [ ]

8.	Delivery of Shares: To the extent the Award entitlement has vested as to any share under Section 4, Section 5 or Section 6 above, and as soon as practicable after such vesting but in no event later than the 15th day of the 3rd month following the close of the calendar year in which such vesting occurs or, if later, the close of the fiscal year of the Company in which such vesting occurs, the Company shall transfer to Grantee (or, if Grantee has died, to the beneficiary or beneficiaries designated by the Grantee in writing in such form, and delivered prior to his or her death to such person at the Company, as specified by the Company or, in the absence of such a designation, to the legal representative of Grantee’s estate) such share of Stock evidenced either by a stock certificate or by such other evidence of record ownership as the Company deems appropriate. Notwithstanding the foregoing, the provisions of this Section 8 shall be applied on a basis that to the satisfaction of the Committee enables Grantee to participate, as applicable, as a shareholder (on the same basis as other holders of Stock) to the extent any shares are deliverable under the Award by reason of vesting under Section 5(a)(ii) above.

9.	No Dividend Rights: Subject to Section 14 below, Grantee shall not be eligible to receive dividends in respect of the shares subject to the Award, unless and until such time as such shares are earned and delivered to the Grantee.

10.	No Voting Rights; Rights as Shareholder: The Award does not entitle Grantee to any rights as a shareholder with respect to any shares of Stock subject to the Award, unless and until such shares of Stock have been transferred to Grantee. Grantee shall have no voting rights in respect of any shares subject to the Award, unless and until such time as such shares are earned and delivered.

11.	Unsecured Obligation; No Transfers: The award is unfunded and unsecured, and Grantee’s rights to any Stock or cash hereunder shall be no greater than those of an unsecured general creditor of the Company. The Award may not be assigned, transferred, pledged, hypothecated or otherwise disposed of, except for disposition at death as provided above.

12.	Section 409A: The Award and the Dividend Equivalent Payment, if any, described in Section 14 below are intended to constitute arrangements that qualify as a “short term deferrals” exempt from the requirements of Section 409A of the Code, and shall be construed accordingly.

13.	Withholding: Grantee (or beneficiary) shall, no later than the date on which any share of Stock is transferred to Grantee or beneficiary and as a condition to such transfer, pay to the Company in cash, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes or social contributions of any kind required by law to be withheld with respect to the Award. If any taxes or social contributions are required to be withheld prior to such transfer of such share of Stock (for example, upon the vesting of the right to receive such share), the Company may require Grantee or beneficiary to pay such taxes or social contributions timely in cash by separate payment, may withhold the required taxes or social contributions from other amounts payable to Grantee or Beneficiary, or may agree with Grantee or Beneficiary on other arrangements for the payment of such taxes or social contributions, all as the Company determines in its discretion. Grantee shall be entitled to tender shares in satisfaction of tax withholding to the extent permitted by the Plan and in accordance with and subject to such procedures as may be established from time to time by the Company with respect to vesting under the Award.

14.	Dividend Equivalent Payment: Upon the vesting of the Award as to any share of Stock, Grantee shall be entitled to a cash payment by the Company in an amount equal to the amount that Grantee would have received, if any, as a regular cash dividend had he or she held such share of Stock from the date of the award to the date of vesting. Any such dividend equivalent payment shall be paid, if at all, (a) without interest, (b) after deduction of all applicable taxes and social contributions and (c) at the same time as the relevant share of such Stock is to be transferred to Grantee under Section 8 above.

15.	Additional Provisions:

(a) Additional Country-Specific Terms. [            ]

(b) Other. This Award shall be deemed to satisfy, to the extent of the Shares subject hereto, any undertaking by the Company to make an annual award of performance-based restricted stock to the Grantee with respect to the performance period described herein.

THE TJX COMPANIES, INC.

BY:

Agreed: _________________________

Date: ___________________________